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                                                                     EXHIBIT 5.2



                                                          ________________, 2003


Dear Sirs,

RE: CTRIP.COM INTERNATIONAL, LTD. (THE "COMPANY")

We have acted as Cayman Islands legal advisers to the Company, a company incorporated in the Cayman Islands, in connection with the Company's public
offering of [           ] American Depositary Shares ("ADS") representing
[           ] Ordinary Shares of par value US$[           ] (the "SHARES") of
the Company. Such public offering is being underwritten pursuant to an
underwriting agreement dated as of [           ], 2003 between, inter alios, the
Company and the Underwriters (the "UNDERWRITING AGREEMENT"). The ADSs will be evidenced by American Depositary Receipts issued in accordance with a deposit
agreement (the "DEPOSIT AGREEMENT") dated as of [           ], 2003 between the
Company and The Bank of New York as depositary (the "DEPOSITARY"). This opinion is being delivered to you pursuant to Section 5(b) of the Underwriting Agreement.


1    DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 the Certificate of Incorporation dated 3rd March, 2000 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 4th September, 2003 (the "MEMORANDUM AND ARTICLES OF ASSOCIATION");

1.2  the [minutes of the meeting of the Board of Directors of the Company held
     on [           ]] [the written resolutions dated [date]] and [the corporate records of the Company maintained at its registered office in the Cayman Islands];

1.3  the resolutions of all of the shareholders of the Company passed on
     [           ], 2003;

1.4  a Certificate of Good Standing dated [           ], 2003 issued by the
     Registrar of Companies (the "CERTIFICATE OF GOOD STANDING");

1.5  a certificate from a Director of the Company dated [           ] November,
     2003, a copy of which is annexed hereto (the "DIRECTOR'S CERTIFICATE");

1.6  the Underwriting Agreement;

1.7  the Deposit Agreement;

1.8  [the International Purchase Agreement]; and

1.9  the registration statement on Form F-1 (File No. [           ]) (the
     "REGISTRATION STATEMENT") filed by the Company with the US Securities and Exchange Commission


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     ("SEC") and declared effective by the SEC on [           ], 2003 including
     the prospectus (the "PROSPECTUS") contained therein.

The documents referred to in paragraphs 1.6 to [1.8] above are collectively referred to as the "AGREEMENTS". Terms used herein have the same meanings given in the Underwriting Agreement unless otherwise defined herein.


2    ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1 the Agreements have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.2 the Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3 the choice of the laws of the State of New York as the governing law of the Agreements has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5  all signatures, initials and seals are genuine;

2.6 the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Agreements;

2.7 All conditions precedent contained in the Agreements have been satisfied or duly waived and there has been no breach of the terms of the Agreements at the date hereof;

2.8 There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Agreements;


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2.9  there is nothing under any law (other than the law of the Cayman Islands)
     which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York;

2.10 The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state;

2.11 The issued shares in the capital of the Company, including those to be issued pursuant to the offer contained in the Prospectus, have been fully paid up and there are no contractual or other obligations (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or any of the persons to whom such shares have been issued to make any further payment or give further consideration in relation thereto.

     A.
3    OPINIONS

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions. Specifically we have made no investigation of the laws of New York and we offer no opinion in relation thereto.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands with full corporate power and authority to own its property and assets and to carry on its business in accordance with the Memorandum and Articles of Association and as described in the Registration Statement and to enter into and execute and perform its obligations under the Agreements.

3.2 The Company is in good standing with the Registrar of Companies in the Cayman Islands.

3.3 The Company has an authorised capital as set forth in the Prospectus, and all of the issued shares in the capital of the Company (including the Shares when issued and delivered in accordance with the terms of the Underwriting Agreement) have been duly and validly authorised and issued, are fully paid and non-assessable are not subject to any pre-emptive or similar rights under Cayman Islands law or the Memorandum and Articles of Association and conform to the description thereof contained in the Prospectus.

3.4 The execution and delivery of the Agreements by the Company and the performance of its obligations thereunder, the Registration Statement, the Prospectus and the filing of the Registration Statement and the Prospectus have been duly authorised and approved by all necessary corporate action of the Company and the execution and delivery of the Agreements by the Company and the performance of its obligations thereunder do not violate, conflict with or result in a breach of any of the terms or provisions of its Memorandum and Articles of Association or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and do not violate, conflict with


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     or result in a breach of any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands.

3.5 All the outstanding issued Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares of the Company (collectively, the "PREFERRED SHARES") have been duly authorised and validly issued as fully paid and non-assessable and conform to the descriptions thereof contained in the Prospectus in all material respects, and all the Ordinary Shares issuable upon the mandatory conversion of the Preferred Shares as described in the Prospectus have been duly authorised and, prior to or concurrently with the Closing, all the Preferred Shares will be converted into Ordinary Shares of the Company and all such Ordinary Shares, when entered on the register of members as such, will be validly issued as fully paid and non-assessable.

3.6 The Agreements have been duly executed and delivered for and on behalf of the Company and constitute legal, valid and binding obligations of the Company enforceable in the Cayman Islands in accordance with its terms except and in so far as such enforcement may be limited as hereinafter set forth.

3.7 The Registration Statement has been duly executed by and on behalf of the Company.

3.8 No authorisations, consents, orders, permissions or approvals are required from any governmental authorities or agencies or other official bodies in the Cayman Islands and no notice to or other filing with or action by any Cayman Islands governmental authority or regulatory body is required in connection with:

     (1)  the execution and delivery of the Agreements;

     (2)  the performance of any obligation under the Agreements; and

     (3)  the payment of any amount under the Agreements.

3.9 It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements that any document be filed, recorded or enrolled with any governmental department, agency or other authority in the Cayman Islands.

3.10 The statements in the Prospectus under "Dividend Policy", "Enforceability of Civil Liabilities", "Management", "Description of Share Capital", Principal Shareholders", Capitalization", and "Taxation" and the statements in the Registration Statement under Item 14, insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the laws of the Cayman Islands, fairly present the information and summarise the matters referred to therein.

3.11 No stamp duties or other similar taxes or charges are payable under the laws of the Cayman Islands in respect of:

     3.11.1 the execution or delivery of the Agreements or the performance by any of the parties of their respective obligations or enforcement of any of the Agreements unless they are executed in or thereafter brought within the jurisdiction of the Cayman Islands (e.g. for the purposes of enforcement) in


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            which case stamp duty of CI$2.00 (US$2.44) for each of the
            Agreements will be payable; or

     3.11.2 the issuance and sale of the Shares by the Company or the sale by Selling Shareholders of their respective shares pursuant to the terms of the Underwriting Agreement; or

     3.11.3 the entering of the Custodian as the registered holder of the Shares; or

     3.11.4 the deposit with the Custodian on behalf of the Depository of the Shares against the Issuance of ADSs for the account of the Underwriters on the date hereof; or

     3.11.5 the sale and delivery outside of the Cayman Islands by the Underwriters of the ADSs to the initial purchasers thereof.

3.12 There are currently no taxes or other charges or deductions payable (by withholding or otherwise) to the Cayman Islands Government or any taxing authority thereof on or by virtue of:

     3.12.1 the execution, delivery, performance or enforcement of the Agreements;

     3.12.2 any payment of any nature to be made by the Company under any of the Agreements;

     3.12.3 the issuance and sale of the Shares by the Company; or

     3.12.4 the payment of dividends and other distributions declared and payable on the Shares.

     The Cayman Islands currently have no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.13 The choice of the laws of New York to govern the Agreements will be upheld as a valid choice of law under the laws of the Cayman Islands and the courts of the Cayman Islands would uphold such choice of law in a suit on the Agreements brought in the courts of the Cayman Islands, assuming it is so pleaded. An action against the Company in the Cayman Islands under the Agreements could be instituted in the Grand Court, which has jurisdiction over the Company, without first having to obtain a judgment in respect of the Agreements in a court of New York or any other relevant jurisdiction. In the event of any proceedings being brought in the Cayman Islands courts in respect of a monetary obligation expressed to be payable in a currency other than Cayman Islands dollars, a Cayman Islands court would give judgment expressed as an order to pay such currency or its Cayman Islands dollar equivalent at the time of payment or enforcement of the judgment.

3.14 The submission to the jurisdiction of the courts sitting in New York and the appointment of ASAT Inc. to accept service of process in such jurisdiction, pursuant to the Agreements, is legal, valid and binding on the Company.


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3.15 Although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, the courts of the Cayman Islands will recognise and enforce a judgment of a foreign court of competent jurisdiction in respect of any legal suit or proceeding arising out of or relating to the Agreements without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided that such judgment is final and conclusive, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matter, and was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands. A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere. A foreign judgment may be final and conclusive even if subject to appeal. However, if appealable, a Cayman Islands court may stay enforcement until such appeal has been heard.

3.16 Based solely on our inspection of the Register of Writs and Other Originating process in the Grand Court of the Cayman Islands from the date of incorporation of the Company there were no actions or petitions pending against the Company in the courts of the Cayman Islands as at close of business in the Cayman Islands on [ ], 2003. A search at the Companies Registry in the Cayman Islands would not reveal any order or resolution for the winding up of the Company because under Cayman Islands law the records kept by the Registrar of Companies are not documents of public record. The enquiries referred to above which we have made at the Grand Court of the Cayman Islands have revealed no record of the presentation of any winding up petition in respect of the Company. We assume that there has been no change in this position since the date on which the enquiries were made.

3.17 There is no exchange control legislation under Cayman Islands law and accordingly there are no exchange control regulations imposed under Cayman Islands law.

3.18 The Company is not entitled to any immunity under the laws of the Cayman Islands whether characterized as sovereign immunity or otherwise for any legal proceedings in the Cayman Islands to enforce or to collect upon the Agreements.

3.19 So far as the law of the Cayman Islands is concerned, each of the Agreements is in proper form under the laws of the Cayman Islands for the enforcement thereof against the Selling Shareholder subject in so far as such enforcement may be limited as hereinafter set forth and in particular we would draw your attention to paragraph [3.11] relating to stamp duty.

3.20 We have reviewed the register of members of the Company. As of the date hereof there are no entries or notations indicating any third party interests including any security interest on the register of members of the Company.

3.21 It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

3.22 The Underwriters will not be treated as resident, domiciled or carrying on or transacting business or subject to taxation in the Cayman Islands or in violation of any law thereof solely by reason of the negotiation, preparation or execution of the


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     Agreements or the entering into of or the exercise of their rights or the performance of their obligations under the Agreements.

3.23 The Underwriters will not be required to be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands in order to enforce their rights under, or as a consequence of the execution, delivery and performance of the Agreements.


4    QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1 The term "ENFORCEABLE" as used above means that the obligations assumed by the Company under the Agreements are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

     4.1.1 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

     4.1.2 enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

     4.1.3 some claims may become barred under the statutes of limitation or may be or become subject to defenses of set-off, counterclaim, estoppel and similar defenses;

     4.1.4 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

     4.1.5 the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

     4.1.6 obligations to make payments that may be regarded as penalties will not be enforceable;

     4.1.7 the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Agreements in matters where they determine that such proceedings may be tried in a more appropriate forum;


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     4.1.8  The irrevocable appointment of an agent for service of process may, as between the appointor and the agent, be revoked by the appointor unless given to secure (i) a proprietary interest of the agent or
            (ii) the performance of an obligation owed to the agent;

     4.1.9 Based on principles of privity of contract, any indemnity or other provision of the Agreements (not being in the form of a deed) which is expressed to be in favour of persons who are not parties to the Agreements may not be enforceable by such persons in the absence of a trust in their favour;

     4.1.10 Whilst parties to an agreement may agree inter se that respective rights and obligations take effect "as of" a date prior to the date of execution and delivery, the rights of third parties, to the extent that the same may be available thereunder, only take effect from the date of actual execution and delivery;

     4.1.11 Under The Companies Law (2003 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which The Companies Law (2003 Revision) directs or authorises to be inserted therein. A third party interest including a security interest in the shares of the Company in question would not appear. An entry in the register of members may be subject to a court order for rectification (for example, in the event of fraud or manifest error); and

     4.1.12 a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Agreements whereby the Company covenants not to exercise powers specifically given to its shareholders by The Companies Law (2003 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2 As discussed above, Cayman Islands stamp duty may be payable if the original Agreements are brought to or executed in the Cayman Islands.

4.3 To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.4 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.5 A certificate, determination, calculation or designation of any party to the Agreements as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.6 In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty


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     as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.7 We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.8 We make no comment with regard to the references to foreign statutes in the Agreements.

We express no view as to the commercial terms of the Agreements or whether such terms represent the intentions of the parties and make no comment with regard to the representations which may be made by the Company.

This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Taxation" in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.


Yours faithfully,



MAPLES and CALDER Asia